Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made and entered into by and between Richard Keister (the “Executive”) and Keystone Automotive Industries, Inc., a California Corporation (the “Company”). As used herein, “the parties to this Agreement” or “the parties” shall refer collectively to Executive and the Company.

WHEREAS, the Executive is currently employed by the Company and was elected as its President and Chief Executive Officer at the Annual Meeting of the Board of Directors held on August 18, 2004; and

WHEREAS, the Executive is a key employee of the Company and the Company believes the Executive has and will continue to make valuable contributions to the productivity and profitability of the Company; and

WHEREAS, the Company desires to provide severance payments to the Executive under certain circumstances if the Executive’s employment with the Company is terminated prior to March 31, 2011.

NOW THEREFORE, in consideration of the covenants and mutual promises and agreements contained in this Agreement, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Definitions.

a. “Cause” shall mean a determination, by at least a majority of the members of the Board of Directors of the Company (the “Board”) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive of such meeting, the purpose thereof and the Executive is given an opportunity to be heard before the Board), that Executive (i) has committed fraud, gross negligence or gross misconduct that results in material harm to the Company or (ii) has been convicted of, or entered a plea of guilty or “nolo contendre” to, a felony or (iii) is in material breach of paragraph one of the Employment Memorandum of Understanding, dated February 26, 2007 (the “Understanding”) between Executive and the Company, after receiving written notice specifying the breach and failing to cure the breach within thirty days of the date notice is given. However, if the Company does not give a Notice of Termination (as defined below) for Cause within 60 days after a majority of the members of the Board (other than the Executive) has actual knowledge that an event constituting Cause has occurred, the event will no longer constitute Cause.

b. “Good Reason” shall mean (i) the assignment to the Executive of any duties inconsistent with the Executive’s position as President and Chief Executive Officer of the Company, (ii) a diminishment in the Executive’s title or a material change in the nature or status of the Executive’s responsibilities without the prior written consent of the Executive, (iii) without the prior written consent of the Executive, relocation of the Company’s principal place of business outside a twenty five (25) mile radius of its current headquarters in Nashville, Tennessee, or (iv) a material breach by the Company of any of the terms of Executive’s employment as set forth in the Understanding, whether compensation or benefits related or otherwise, other than an act that is cured promptly after the Company is given written notice by the Executive specifying the breach. However, if the Executive does not give a Notice of Termination for Good Reason within 60 days after the Executive has actual knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason.

c. “Notice of Termination” shall mean a notice of termination sent by the Company or the Executive notifying the other of the termination of the employment relationship, which Notice of Termination must be delivered to the other party for such termination to be effective. The final date of employment as set forth in the Notice of Termination is referred to herein as the “Date of Termination.”

2. Compensation Upon Termination.

a. Termination by the Company for Cause or Termination by the Executive without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or the Executive shall terminate his employment without Good Reason (other than a result of death or a disability event), the Company shall, on the Date of Termination (i) pay the Executive his full base salary through the end of the month in which the Date of Termination occurs and reimburse the Executive for all reasonable and customary expenses incurred by the Executive in performing services hereunder prior to the Date of Termination; (ii) pay the Executive in full for any bonus earned during the prior year which has not yet been paid to Executive; (iii) continue any and all benefits owed to Executive under Federal Law for a period of six months after the Date of Termination (or such longer period as required by Federal Law); and (iv) pay Executive in full for any unused vacation accrued through the Date of Termination.

b. Death or Disability. If the Executive’s employment shall be terminated by the Company for the death of the Executive or as a result of a disability event as defined in Section 3 below, then the Company shall: (i) continue to pay the Executive his full base salary for twelve (12) months following the Date of Termination and reimburse the Executive for all reasonable and customary expenses incurred by the Executive in performing services hereunder up to the Date of Termination; (ii) on the Date of Termination, pay the Executive in full for any bonus earned during the prior year which has not yet been paid to Executive; (iii) on the Date of Termination, but only if the termination is a result of a disability event, pay the Executive a pro-rata bonus for the year in which the Executive’s last day of employment prior to the Disability Period (as defined in Section 3) occurs in a lump sum cash amount equal to the product of (x) the dollar target of the Executive’s annual short term bonus for such year and (y) a fraction, the numerator of which is the number of days elapsed in such year through the date immediately preceding the Disability Period and the denominator of which is 365; (iv) continue any and all benefits owed to Executive under Federal Law for a period of twelve months after the Date of Termination (or such longer period as required by Federal Law); (v) provide for the continuation, at the Company’s sole expense, of any and all company and executive benefits, including but not limited to any health, disability or life insurance benefits, pension, or other employee benefit policies, programs or plans, then in effect for the Executive for a period of twelve (12)

months after the Date of Termination; and (vi) on the Date of Termination, pay Executive for any vacation that would have been accrued at the end of such twelve (12) month period.

c. Termination by the Company without Cause or Termination by the Executive for Good Reason. If the Company shall terminate the Executive’s employment other than for Cause, or the Executive shall terminate his employment for Good Reason, the Company shall: (i) pay the Executive his base salary through the Date of Termination and for a period of twenty four (24) months thereafter at the rate in effect at the time Notice of Termination is given (provided that if Executive resigns for Good Reason due to a reduction in his base salary, the base salary in effect immediately prior to such reduction shall apply); provided, however, that if the Executive resigns for Good Reason the first such payment shall be made as soon as administratively possible on a date not sooner than six (6) months following the Executive’s Separation from Service (as defined under Section 409A of the Internal Revenue Code), with the first such payment being a balloon payment in an amount equal to seven (7) months of continued salary and thereafter the Executive shall receive salary payments in accordance with the Company’s standard payroll practices; (ii) on the Date of Termination, pay the Executive in full for any bonus earned during the prior year which has not yet been paid to Executive; (iii) provide for annual payments for the two (2) consecutive years following the Date of Termination in the amount of the average annual short term bonus earned by Executive during the two years prior to the Date of Termination; provided, however, that if the Executive resigns for Good Reason such first such payment shall be made as soon as administratively possible on a date not sooner than six (6) months following the Executive’s Separation from Service (as defined under Section 409A of the Internal Revenue Code) and the second such annual payment shall be made on the date one (1) year following the Executive’s Date of Termination; (iv) provide for the continuation, at the Company’s sole expense, of any and all company and executive benefits, including but not limited to any health, disability or life insurance benefits, pension, or other employee benefit policies, programs or plans, then in effect for the Executive for a period of twenty four (24) months after the Date of Termination; (v) continue any and all benefits owed to Executive under Federal Law for a period of twenty four (24) months after the Date of Termination (or such longer period as required by Federal Law); and (vi) on the Date of Termination, pay Executive in full for any vacation that would have been accrued at the end of such twenty four (24) month period.

3. Effective Date of Death or Disability Event. The date of death of the Executive shall be deemed to be the Date of Termination for purposes of Section 2.b. above. The Date of Termination for a disability event for purposes of Section 2.b above shall be that date when the Company has given the Executive Notice of Termination that it is terminating the Executive’s employment due to the Executive’s inability to perform the services required under the Understanding as a result of his physical or mental disability for any consecutive 180 day period (the “Disability Period”).

4. Retirement or Resignation. The Executive’s voluntary termination of employment other than under the terms of Section 2.c. or prior to reaching age 65, shall be deemed a termination without Good Reason under Section 2.a. above, unless the Board of Directors in its sole discretion shall have agreed to other arrangements.

5. Amendments. This Agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the parties hereto.

6. Successors. The Company will require any successor controlled by the Company’s Board of Directors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to the benefits provided by Section 2(c) from the Company in the same amount and on the same terms as the Executive would be entitled hereunder upon a termination by the Company without Cause or by the Executive for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in the Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

7. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. In the event that any portion or provision of this Agreement (including, without limitation, any portion or provision of the covenants set forth in Sections 16 and/or 17) is determined by a court of competent jurisdiction to be unenforceable or unreasonable by reason of excessive or unreasonable scope as to geographic temporal scope or functional scope of the activities precluded, such provision will be deemed to extend only over the maximum geographic, temporal and functional scope as to which it may be reasonable and enforceable and shall be so enforced.

8. Binding Agreement. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

10. Notices. For purposes of this Agreement, notices and all other communications provided herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Richard Keister

101 Bancroft Ct.

Nashville, TN 37215

If to the Company:

Keystone Automotive Industries, Inc.

655 Grassmere Park Drive

Nashville, TN 37211

Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, or Executive’s then current home address on the books and records of the Company, except that notices of change of address shall be effective only upon receipt.

11. Delayed Payments. To the extent necessary to satisfy the requirements of Section 409A of the Internal Revenue Code with respect to all separation payments, upon termination of Executive’s employment, all payments pursuant to Section 2 and Section 13 shall be delayed until six months after the Date of Termination at which time payments shall be made. In the event that the payments are to be made over a period of time exceeding six months, the Company shall pay Executive the aggregate of seven monthly payments on the six-month anniversary of the Date of Termination and thereafter monthly payments shall resume in the normal course.

12. Disputes. To the extent permitted by law, the Company will pay or reimburse any reasonable expenses, including reasonable attorney’s fees, the Executive incurs as a result of any controversy or dispute between the Executive and the Company relating to or concerning this Agreement or any aspect of the Executive’s employment with the Company or the termination of that employment. However, the Executive agrees to promptly repay any expenses paid or reimbursed by the Company if the Company is the prevailing party. The Executive’s and the Company’s respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right they may have against each other or anyone else. The Executive does do not need to seek other employment or take any other action to mitigate any amounts owed to him under this Agreement, and those amounts will not be reduced if the Executive does obtain other employment.

13. Additional Payments. If any payment or benefit provided to the Executive or for his benefit by the Company (or any other entity in connection with a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company), including without limitation any acceleration of vesting of any prior awards or any termination of the restrictions thereon, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (including any similar state or local tax and any related interest or penalties, “Excise Tax”), the Executive will be paid an additional payment in an amount such that, after the Executive’s payment of all taxes on or otherwise as a result of the additional payment (including any Excise Tax, income tax, related interest or penalties and effect of any disallowed deductions), the Executive retains an amount of the additional payment equal to the Excise Tax. All determinations required to be made under this Section 13, including as to any underlying assumptions, will be made by an accounting firm selected by the Company and reasonably acceptable to the Executive. The accounting firm will provide the Executive and the Company with its determination of the additional payment, if any, that is due with respect to any payment or benefit (together with reasonably detailed supporting schedules) within 15 business days after they receive notice from the Executive that the payment has been made or benefit provided, or at such earlier time as the Company may request. Any additional payment determined due under this Section 13 will be paid within five days of the later of (a) the due date of the Excise Tax and (b) the accounting firm’s determination. If the Executive reasonably requests and the accounting firm determines that no Excise Tax is payable, the accounting firm will provide the Executive with a written opinion, in form and substance reasonably satisfactory to the Executive, that the Executive is not required to pay any Excise Tax and the Executive’s not reporting any Excise Tax on his applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Company will bear all fees and expenses of the accounting firm, including any costs of retaining experts.

14. Legal and Other Fees. The Company will pay the Executive’s reasonable legal fees incurred by the Executive with Sullivan & Cromwell LLP in connection with the preparation and negotiation of this Agreement, the Understanding and the Award Agreements for the June 14, 2006 Options and Performance Based Restricted Stock.

15. Key Employee Salary Continuation Agreement. Upon this Agreement becoming effective, as evidenced by the signatures of the parties hereto, the Key Employee Salary Continuation Agreement between the Company and the Executive dated July 7, 2005 shall be terminated with no further rights or obligations arising thereunder. However, in the event that other executive officers of the Company become eligible for change in control benefits during the term of this Agreement that are greater than those provided to the Executive hereunder, then the Company shall provide such greater benefits to the Executive (except to the extent that any duplication of benefits would result).

16. Continuing Obligations. In order to induce the Company to enter into this Agreement, the Executive hereby agrees:

a. At all times from and after the date hereof and ending three (3) years after Executive is no longer employed by the Company, Executive agrees that Executive (i) shall make no use of the Trade Secrets, or any other part thereof and (ii) shall not disclose the Trade Secrets, or any part thereof, to any other person or entity. This Section shall survive the termination of this Agreement. The Executive agrees not to disclose or reveal any information, whether including in whole or in part any Trade Secrets, except: (i) in response to an order or subpoena issued by a court or government agency; or (ii) to Executive’s attorneys, accountants or any governmental taxing authority.

“Trade Secrets” shall mean:

(i) All secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, customers, lists of customers and prospective customers, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the Company or an affiliated entity of which Executive has acquired knowledge and possession as an officer or employee of the Company.

(ii) “Trade Secrets” shall not include any (i) information which is or has become available from a third party who learned the information independently and is not or was not bound by a confidentiality agreement with respect to such information or (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement).

b. At all times from and after the date hereof and ending three (3) years after Executive is no longer employed by the Company, Executive agrees not to, either directly or through others, or in the service of or on behalf of others, entice, solicit, recruit or attempt to persuade any person to sever such person’s employment with the Company or an affiliated entity, or to devote less than all of such employee’s efforts to the Company or an affiliated entity, or to perform services for any individual or entity other than the Company or an affiliated entity, or to obtain any Trade Secrets from such employee, whether or not such person is a full-time employee of the Company or an affiliated entity and whether or not such employment with the Company or an affiliated entity is pursuant to a written agreement or is at-will.

17. Non-Competition. For purposes of this Section 17, references to the “Company” shall include, individually and collectively, the Company and its affiliates and its/their respective successors and assigns. The Executive agrees that, during the Executive’s employment with the Company and for a period of twenty-four (24) months following the termination of the Executive’s employment with the Company by the Executive or the Company for whatever reason, the Executive shall not, without the prior written consent of the Board of Directors, either directly or indirectly, as an officer, employee, director, agent, independent contractor, consultant, volunteer, partner, member, manager, owner, shareholder, principal, or in any other capacity or otherwise on behalf of himself or any other person or entity:

a. own an interest in, join, operate, control, participate in, be employed or engaged by or with, be associated, affiliated or connected with, or perform or provide work or services to, for or on behalf of any person, company or other entity engaged in a Competing Business (as hereinafter defined). For purposes of this Agreement, a person, company or other entity shall be deemed to be engaged in a “Competing Business” if he, she or it is engaged in any way in the aftermarket collision replacement parts industry for automobiles and light trucks including, without limitation, providing, offering, developing, manufacturing, selling, marketing, licensing or producing any product, service or system which is competitive with, the same as, similar to, performs, serves or provides a similar function as, or can be used as a substitute or replacement for, any product, service or system that is both (i) related to the aftermarket collision replacement parts industry and (ii) offered, sold, provided, produced or being developed by the Company during the Executive’s employment with the Company.

b. influence, encourage, solicit, persuade, induce or procure (or attempt to influence, encourage, solicit, persuade, induce or procure), directly or indirectly, on behalf of himself or any other person or entity, any Customer of the Company to cease doing business with or otherwise terminate, limit, postpone, divert or diminish its relationship, business dealings or patronage with the Company (except as part of the ordinary course activities of Executive permitted by the following paragraph).

The foregoing restrictions under Section 17: (i) shall be limited to the United States, Canada and those foreign countries within which the Company, directly or indirectly (including, without limitation, indirectly through its independent sales representatives, distributors, partners, joint venturers or licensees), sells, offers, markets, develops, produces, manufactures, performs, provides, or solicits business for its products, systems or services at any time during the Executive’s employment with the Company; (ii) shall not preclude the Executive from performing work for or providing services to a person, company or other entity (not primarily engaged in a Competing Business) which among his/her or its businesses includes a division, section, sub-part, subsidiary or affiliated entity engaged in a Competing Business provided that the Executive is not directly or indirectly involved in any of the aspects, businesses, divisions, sections, sub-parts, subsidiaries or affiliated entities of such person, company or entity which is/are engaged in a Competing Business; (iii) shall not preclude the Executive from serving as an executive officer of a company or other entity (that derives less than ten percent (10%) of its gross revenues from a Competing Business) which among its businesses includes a division, section, sub-part, subsidiary or affiliated entity engaged in a Competing Business provided that the Executive is not the officer of the company or other entity directly responsible for the aspects, businesses, divisions, sections, sub-parts, subsidiaries or affiliated entities of such company or entity which is/are engaged in a Competing Business (although the Executive may supervise such officer as part of his other responsibilities) and (iv) shall not preclude the Executive from passive ownership of up to five percent (5%) of the outstanding stock of a publicly held corporation which is engaged in a Competing Business.

18. Enforcement; Remedies Upon Breach. The Executive understands that the obligations and restrictions contained in Sections 16 and 17 of this Agreement are intended to protect the Company’s interests in its Confidential Information, customer relationships, goodwill, and employee training, and agrees that such obligations and restrictions (and the scope of precluded activities, geographic scope and duration thereof) are necessary, reasonable and appropriate for this purpose. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of his promises set forth in Sections 16 and 17 above, that the Company would be irreparably harmed by such breach, and that, in any event, money damages would be an inadequate remedy for any such breach. The Executive further acknowledges and agrees that (i) without the restrictions set forth in Sections 16 and 17, the Executive would be in a position to compete unfairly with the Company, and (ii) the Executive’s education and experience are such that the restrictions set forth in Sections 16 and 17 will not interfere with his ability to earn a livelihood. Accordingly, the Executive agrees and consents that the Company shall be entitled to temporary, preliminary and permanent injunctive relief or other appropriate equitable relief (in addition to all other remedies it may have for damages or otherwise, in law or in equity) to restrain any such breach or threatened breach without showing or proving any actual damage to the Company; and the Company shall be entitled to an award of its attorneys fees and costs incurred in enforcing the Executive’s obligations and restrictions under Section 16 and 17 of this Agreement.

19. Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation, and enforceability of this Agreement shall be determined and governed by the laws of the State of Tennessee without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the State of Tennessee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and it shall be effective as of February 26, 2007.

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

By:	/s/ Ronald G. Foster
Name:	Ronald G. Foster
Its:	Chairman of the Board

/s/ Richard L. Keister
Richard L. Keister

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